Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Sino Green Land Corporation on Form S-1/A of our report dated April 12, 2010 on the consolidated balance sheets of Sino Green Land Corp. and its subsidiaries as of December 31, 2009 and 2008 and the consolidated statements of shareholders’ equity, operations, and cash flows for the two years in the period ended December 31, 2009.  We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Kabani & Company, Inc.

Los Angeles, California
June 25, 2010